Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal 2014 Results

NEWARK, NJ — June 9, 2014:  IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.22 and Non-GAAP diluted EPS* of $0.37 on revenue of $403.8 million for the third quarter of fiscal 2014, the three months ended April 30, 2014.

3Q14 HIGHLIGHTS
(Results for 3Q14 are compared to 3Q13 unless otherwise noted.)

•	Revenue increased 1.7% to $403.8 million from $396.9 million, the 16th year over year quarterly increase in the last 17 quarters;

•	Adjusted EBITDA* increased 32.5% from $10.1 million to $13.3 million, the highest level of quarterly Adjusted EBITDA that IDT has achieved since prior to the spin-off of Genie Energy in 2011;

•	Income from operations - decreased 41.5% to $9.2 million from $15.7 million. (3Q13 income from operations included non-routine gains of $9.6 million);

•	Net income attributable to IDT was $5.0 million compared to $8.7 million. (3Q13 net income included non-routine gains of $6.1 million net of tax);

•	Diluted EPS of $0.22 compared to $0.39. (3Q13 diluted EPS included non-routine gains of $0.27 net of tax);

•	Non-GAAP net income* of $8.6 million compared to $7.3 million;

•	Non-GAAP diluted EPS* of $0.37 compared to $0.33.

Shmuel Jonas, IDT’s Chief Executive Officer, said, “I am pleased with our operational and financial performance this quarter. In particular, Boss Revolution fueled another quarter of year over year revenue increases. Company-wide and at IDT Telecom, we increased Adjusted EBITDA* year over year for the ninth consecutive quarter. Operationally, we continued the roll out of our international money transfer service and acquired the assets of a small but technologically sophisticated over-the-top messaging provider. We are now working to integrate its messaging capabilities into our wholesale and retail offerings.

“We have also decided to postpone our planned spin-off of Zedge to shareholders until Zedge is able to realize additional revenues from its rapidly growing user base.  Zedge reached 44 million active downloads in the quarter, up from 29 million a year ago, and has promising new features and offerings under development that we expect will accelerate both user and revenue growth.

“We continue to be very pleased with Fabrix’s performance.  During Q3, Fabrix achieved the highest level of revenue in its history, was Adjusted EBITDA positive, and collected $5.4 million in cash from sales of software licenses and support services.  Fabrix now has ten active clients in North America and Europe for its cloud-based DVR and deep video content storage solutions.  It continues to win new business from cable system operators, media content providers and system integrators due to the technical strength of its products, operational performance and the quality of its customer support.”

*Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

Also throughout this release, IDT’s operating results for fiscal 2013 have been adjusted to reflect the spin-off of Straight Path Communications Inc. in July 2013. Straight Path Communications Inc. is accounted for as a discontinued operation for all periods presented.).

3Q14 OPERATING RESULTS BY SEGMENT
(Results are for 3Q14 unless otherwise noted).

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 97.7% of IDT’s revenue in 3Q14.  TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use were 7.59 billion, a decrease from 7.84 billion (-3.2%) in 3Q13 and an increase from 7.36 billion (+3.2%) in 2Q14.  TPS’ revenue was $394.6 million, an increase from $389.0 million (1.4%) in the year ago quarter and a decrease from $398.1 million (-0.9%) in the prior quarter.

•
Retail Communications’ minutes of use were 2.37 billion, an increase from 2.33 billion (+1.4%) in 3Q13 and a decrease from 2.39 billion (-0.9%) in 2Q14. Revenue was $172.5 million, an increase from $165.4 million (+4.3%) in 3Q13 and from $169.8 million (+1.6%) in 2Q14.  Sales of international calling services on the Boss Revolution platform increased 18.3% year over year and 3.3% sequentially due to growth in both the number of active Boss Revolution retailers and customers.  Boss Revolution PIN-less growth more than offset continued declines in revenue from the sale of traditional disposable prepaid calling cards in the U.S. and overseas.  Retail Communications’ revenue comprised 43.7% of TPS’ total revenue.

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Wholesale Termination Services’ minutes of use were 5.03 billion, a decline from 5.29 billion (-4.9%) in 3Q13 and an increase from 4.77 billion (+5.4%) in 2Q14. Revenue was $160.6 million, an increase from $159.3 million (+0.8%) in 3Q13 and a decrease from $167.8 million (-4.3%) in 2Q14.  Year over year, the decline in minutes at the same time that revenue increased reflects partially the impact of industry-wide market price increases in termination rates into certain South Asian nations, which were imposed towards the end of 3Q13, and resulted in a decline in minute traffic to those countries.  In addition, the year over year revenue growth resulted from increased sales of higher revenue-per-minute traffic in Latin America, as IDT took advantage of certain pricing shift opportunities resulting from disparities in local currency exchange rates.  The sequential increase in minutes of use reflects an opportunistic pricing advantage enjoyed by IDT’s wholesale carrier business to certain lower revenue per minute destinations.  Revenue decreased sequentially primarily as a result of narrowing exchange rate related pricing opportunities in Latin America compared to the prior quarter, and thus a decline in high revenue-per-minute traffic in that region.  This decline more than offset increased minutes of use and revenues from our traditional wholesale carrier services operations.  Wholesale Termination Services’ revenue comprised 40.7% of TPS’ total revenue.

•
Payment Services’ revenue was $50.2 million, a decrease from $51.3 million (-2.1%) in 3Q13 and an increase from $48.9 million (+2.7%) in 2Q14.  The year over year decrease primarily reflects a decline in international and domestic airtime top-up sales reflective of increased competition generally among resellers, while the sequential increase reflects slightly more aggressive pricing for IDT’s international airtime top-up offerings.  Payment Services revenue comprised 12.7% of total TPS revenue.

•
Hosted Platform Solutions’ revenue was $11.3 million, a decrease from $13.0 million (-12.8%) in 3Q13 and from $11.6 million (-2.8%) in 2Q14.  A significant portion of Hosted Platform Solutions revenue is generated from IDT’s cable telephony business, which is in harvest mode. Hosted Platform Solutions’ revenue comprised 2.9% of total TPS revenue.

TPS’ direct cost of revenue expressed as a percentage of TPS’ revenue was 83.7% in 3Q14, a decrease of 90 basis points year over year from 84.6%, and unchanged compared to the prior quarter. The year over year improvement primarily reflects higher Wholesale Termination Services’ margins, as a result of an increase in carrier revenue-per-minute, as well as the positive effect of the overall revenue mix, as the relatively higher margin Retail Communications business comprised a larger share of TPS’ total revenue compared to Wholesale Termination Services.

TPS’ SG&A expense increased to $48.3 million from $46.6 million (+3.7%) in 3Q13 and decreased from $49.5 million (-2.4%) in 2Q14.  Expressed as a percentage of TPS’ revenue, TPS’ 3Q14 SG&A was 12.2%, compared to 12.0% in 3Q13 and 12.4% in 2Q14.  The year over year increase is due primarily to higher marketing and advertising costs.  The sequential decrease is due primarily to lower employee compensation costs.

TPS’ Adjusted EBITDA increased to $15.9 million from $13.3 million (+19.7%) in 3Q13 and from $15.5 million (+2.7%) in 2Q14.

TPS’ income from operations decreased to $12.4 million from $19.6 million (-36.8%) in 3Q13 and was unchanged compared to 2Q14.  Income from operations in 3Q13 and 2Q14 included non-routine gains of $9.6 million and $0.4 million, respectively, reflecting reversals of previous accruals made for potential legal settlements. There were no such material non-routine adjustments in 3Q14.

Zedge

Zedge owns and operates a popular online platform for mobile phone consumers interested in obtaining free, high quality games, apps, and mobile phone customization content including ringtones, wallpapers, and notification sounds. Zedge’s app, available on Android, iOS and Windows Mobile boasts more than 100 million downloads. Zedge has averaged among the top 20 most popular apps in the Google Play store for the last four years and recently became a top 20 app in the Windows Mobile store. As a result of Zedge’s large, active user base, it is able to offer advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach. IDT currently owns approximately 83% (69% on a fully diluted basis) of Zedge.

Zedge’s revenue is generated by selling advertising inventory across its apps and websites and from mobile game installations on Android.  Zedge’s revenue was $1.6 million in 3Q14, an increase compared to $1.4 million (+15.4%) in 3Q13 and a decrease from $1.7 million (-5.6%) in 2Q14. The year over year increase is due primarily to the growth of Zedge’s smartphone user base on both Android and iPhone.  The sequential decrease relates to the seasonal nature of the advertising business, which typically experiences lower spending budgets in the beginning of the calendar year.  As of April 30, 2014, active installs on Android and iOS were 44 million compared to 29 million a year earlier.

Zedge’s SG&A expense was $1.2 million, an increase compared to $0.9 million (+28.3%) in 3Q13 and $1.1 million (+12.2%) in 2Q14.  The increases reflect growth in Zedge’s developer headcount and related payroll costs, higher business development costs and non-routine audit fees.  Zedge is developing new features focused on increasing user engagement and new products to extend its leadership in device customization.

Zedge’s Adjusted EBITDA was $0.2 million, compared to $0.3 million in 3Q13 and $0.4 million in 2Q14.  Zedge’s loss from operations was $0.1 million, compared to income from operations of $0.1 million in 3Q13 and $0.2 million in 2Q14.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States.  CPS has been in harvest mode since fiscal 2006 -- maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ revenue was $2.6 million compared to $3.4 million (-23.4%) in 3Q13 and $2.9 million (-7.9%) in the prior quarter.  Income from operations was $0.5 million in 3Q14 compared to $0.3 million in 3Q13 and $0.4 million in 2Q14.

ALL OTHER

All Other includes Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery, IDT’s real estate holdings and other small businesses.

All Other’s revenue was $4.9 million, an increase from $3.0 million (+62.1%) in 3Q13, and from $3.7 million (+32.0%) in 2Q14.  The increases were due to Fabrix’s product sales to cable system operators and other media content providers, who utilize Fabrix’s software to efficiently store, process and distribute video for both remote DVR and deep storage applications.

All Other’s direct cost of revenue expressed as a percentage of revenue was 13.3%, a deterioration from 9.4% in 3Q13 and improvement from 16.1% in 2Q14.

All Other’s SG&A expense was $1.7 million, an increase from $1.5 million (+13.7%) in 3Q13, and from $1.6 million (+6.0%) in 2Q14.

Research and development expense, which is entirely incurred by Fabrix, was $2.5 million, compared to $1.7 million in 3Q13 and $2.6 million in 2Q14.

All Other generated a break-even Adjusted EBITDA, compared to an Adjusted EBITDA loss of $0.5 million in 3Q13 and an Adjusted EBITDA loss of $1.1 million in 2Q14, primarily due to Fabrix’s revenue increase.

All Other’s loss from operations was $0.4 million, compared to losses from operations of $0.9 million in 3Q13 and $1.5 million in 2Q14.

CONSOLIDATED RESULTS AND BALANCE SHEET

Consolidated results in all periods presented include corporate overhead.  Corporate G&A expense achieved its lowest level since 1Q13, $3.3 million, compared to $3.4 million in 3Q13 and $3.9 million in 2Q14.  The year over year and sequential reductions primarily reflect lower levels of non-cash compensation, reflecting the expiration of the period covered by former CEO Howard Jonas’ stock based compensation agreement.

Net income attributable to IDT was $5.0 million, compared to $8.7 million in 3Q13 and $2.5 million in 2Q14.  Diluted EPS was $0.22 compared to $0.39 in 3Q13 and $0.11 in 2Q14.

Non-GAAP net income was $8.6 million, compared to $7.3 million in the year ago quarter and $6.4 million in the prior quarter.  Non-GAAP diluted EPS was $0.37, compared to $0.33 in the year ago quarter and $0.28 in the prior quarter.

As of April 30, 2014, IDT had $159.4 million in unrestricted cash, cash equivalents and marketable securities. In addition, IDT had $56.1 million in current and long-term restricted cash and cash equivalents, which included $50.5 million in customer deposits held by IDT’s wholly-owned Gibraltar based bank.  Notes payable, consisting primarily of a mortgage loan against IDT-owned real estate, totaled $7.0 million.  In addition, at April 30, 2014, total current liabilities included $13.0 million borrowed under IDT Telecom’s revolving credit facility.  Total current assets were $310.9 million and total current liabilities were $340.5 million.

Net cash provided by operating activities during 3Q14 was $20.5 million, compared to $18.5 million during 3Q13.  Net cash provided by operating activities in the first nine months of FY 2014 was $29.6 million, compared to $45.1 million in the year ago period. Capital expenditures in the corresponding periods were $12.4 million compared to $10.9 million.

DIVIDEND

On June 6, 2014, IDT’s Board of Directors declared a quarterly dividend of $0.17 per share of Class A and Class B common stock for the third quarter of fiscal year 2014.  The dividend will be paid on or about June 27, 2014 to stockholders of record as of the close of business on June 20, 2014. The ex-dividend date will be June 18, 2014.  The distribution will be treated as an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

•	IDT will host a conference call at 5:30 PM ET today, June 9th, beginning with management’s discussion of financial and operational results, business outlook and strategy, followed by Q&A.

•	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-418-5260 (from U.S.) or 1-412-717-9589 (international) and request the IDT Corporation call.

•
An audio replay of the conference call will be available one hour after the call concludes through March 20, 2013 by dialing 1-877-344-7529 (conference code #10045759), or by streaming from the IDT website investor relations site: www.idt.net/about/ir.

•
Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked to conveniently and inexpensively communicate and share resources around the world.  IDT Telecom’s wholesale business is a leading global carrier of international long distance voice calls.  IDT also holds majority interests in two companies focused on high growth industries:  Zedge (www.zedge.net), a mobile content discovery and acquisition platform, that includes one of the most popular Apps for Android and iOS; and Fabrix Systems (www.fabrixsystems.com), a cloud based storage and computing platform, that provides a scalable solution optimized for media and big data processing and delivery.   For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

 IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30, 2014	July 31, 2013
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$147,027	$151,600
Restricted cash and cash equivalents—short-term	53,298	34,988
Marketable securities	12,362	9,684
Trade accounts receivable, net of allowance for doubtful accounts of $13,759 at April 30, 2014 and $13,079 at July 31, 2013	66,075	65,078
Prepaid expenses	19,823	19,175
Deferred income tax assets, net—current portion	973	1,689
Other current assets	11,377	12,730
Total current assets	310,935	294,944
Property, plant and equipment, net	81,203	80,742
Goodwill	14,910	14,807
Other intangibles, net	1,885	1,390
Investments	10,162	9,605
Restricted cash and cash equivalents—long-term	2,763	2,767
Deferred income tax assets, net—long-term portion	14,116	20,000
Other assets	14,981	11,152
Total assets	$450,955	$435,407

Liabilities and equity
Current liabilities:
Revolving credit loan payable	$13,000	$21,062
Trade accounts payable	37,398	39,323
Accrued expenses	137,163	145,432
Deferred revenue	99,245	91,227
Customer deposits	48,487	28,663
Income taxes payable	719	761
Dividends payable	—	1,837
Notes payable—current portion	546	535
Other current liabilities	3,987	4,829
Total current liabilities	340,545	333,669
Notes payable—long-term portion	6,422	6,624
Other liabilities	6,669	5,978
Total liabilities	353,636	346,271
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2014 and July 31, 2013	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,576 and 24,275 shares issued and 21,645 and 21,397 shares outstanding at April 30, 2014 and July 31, 2013, respectively	246	243
Additional paid-in capital	392,416	388,533
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,931 and 2,878 shares of Class B common stock at April 30, 2014 and July 31, 2013, respectively	(99,791)	(98,836)
Accumulated other comprehensive income	4,054	2,341
Accumulated deficit	(200,487)	(203,711)
Total IDT Corporation stockholders’ equity	96,471	88,603
Noncontrolling interests	848	533
Total equity	97,319	89,136
Total liabilities and equity	$450,955	$435,407

IDT CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues	$403,761	$396,935	$1,230,855	$1,208,509
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	332,376	331,163	1,017,954	1,010,900
Selling, general and administrative (i)	55,548	53,997	170,588	162,945
Depreciation and amortization	4,153	3,972	12,108	10,972
Research and development	2,514	1,717	7,387	4,918
Total costs and expenses	394,591	390,849	1,208,037	1,189,735
Other operating gains, net	—	9,601	1,209	9,251
Income from operations	9,170	15,687	24,027	28,025
Interest expense, net	(135)	(446)	(55)	(798)
Other income (expense), net	159	2,433	(3,455)	5,133
Income from continuing operations before income taxes	9,194	17,674	20,517	32,360
Provision for income taxes	(3,595)	(7,592)	(7,895)	(12,751)
Income from continuing operations	5,599	10,082	12,622	19,609
Loss from discontinued operations, net of tax	—	(958)	—	(2,822)
Net income	5,599	9,124	12,622	16,787
Net income attributable to noncontrolling interests	(582)	(433)	(1,548)	(1,529)
Net income attributable to IDT Corporation	$5,017	$8,691	$11,074	$15,258

Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$5,017	$9,623	$11,074	$17,974
Loss from discontinued operations	—	(932)	—	(2,716)
Net income	$5,017	$8,691	$11,074	$15,258

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$0.22	$0.46	$0.51	$0.86
Loss from discontinued operations	—	(0.04)	—	(0.13)
Net income	$0.22	$0.42	$0.51	$0.73
Weighted-average number of shares used in calculation of basic earnings per share	22,680	20,905	21,763	20,847

Diluted:
Income from continuing operations	$0.22	$0.43	$0.48	$0.81
Loss from discontinued operations	—	(0.04)	—	(0.12)
Net income	$0.22	$0.39	$0.48	$0.69
Weighted-average number of shares used in calculation of diluted earnings per share	23,023	22,360	22,893	22,178
Dividends declared per common share	$0.17	$—	$0.34	$0.75
(i) Stock-based compensation included in selling, general and administrative expenses	$793	$1,523	$4,920	$4,340

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30,
	2014	2013
	(in thousands)
Operating activities
Net income	$12,622	$16,787
Adjustments to reconcile net income to net cash provided by operating activities:
Net loss from discontinued operations	—	2,822
Depreciation and amortization	12,108	10,972
Deferred income taxes	6,609	11,788
Provision for doubtful accounts receivable	1,367	2,517
Gain on proceeds from insurance	(571)	—
Interest in the equity of investments	(1,433)	(1,541)
Stock-based compensation	4,920	4,340
Change in assets and liabilities:
Restricted cash and cash equivalents	(14,278)	(16,723)
Trade accounts receivable	1,292	16,907
Prepaid expenses, other current assets and other assets	(1,658)	5,414
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(14,438)	(26,147)
Customer deposits	16,103	12,977
Income taxes payable	(42)	320
Deferred revenue	7,035	4,662
Net cash provided by operating activities	29,636	45,095
Investing activities
Capital expenditures	(12,431)	(10,928)
Deposit on purchase of leasehold interest in building	—	(950)
Collection of notes receivable	—	750
Cash used for investments and acquisitions	(425)	(1,219)
Proceeds from sale and redemption of investments	1,038	107
Proceeds from insurance	571	—
Purchases of marketable securities	(15,690)	(4,453)
Proceeds from maturities and sales of marketable securities	12,957	300
Net cash used in investing activities	(13,980)	(16,393)
Financing activities
Dividends paid	(9,687)	(17,124)
Distributions to noncontrolling interests	(1,287)	(1,545)
Purchases of stock of subsidiary	(1,133)	(1,804)
Proceeds from exercise of stock options	609	—
Proceeds from revolving credit loan payable	43,000	—
Repayments of revolving credit loan payable and other borrowings	(51,252)	(180)
Proceeds from sale of stock of subsidiary	—	145
Repurchases of Class B common stock	(955)	(1,078)
Net cash used in financing activities	(20,705)	(21,586)
Discontinued operations
Net cash used in operating activities	—	(1,270)
Effect of exchange rate changes on cash and cash equivalents	476	1,423
Net (decrease) increase in cash and cash equivalents	(4,573)	7,269
Cash and cash equivalents (including discontinued operations) at beginning of period	151,600	158,206
Cash and cash equivalents (including discontinued operations) at end of period	147,027	165,475
Less cash and cash equivalents of discontinued operations at end of period	—	(3,252)
Cash and cash equivalents (excluding discontinued operations) at end of period	$147,027	$162,223
Supplemental schedule of non-cash investing and financing activities
Adjustment to liabilities in connection with the Straight Path Spin-Off	$1,624	$—
Escrow account overages included in other current assets used to reduce notes payable	$—	$1,340

Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2014

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the third quarter fiscal 2014 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization and other operating losses and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, other operating losses, stock-based compensation and loss from discontinued operations, and subtracts other operating gains.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2014 and fiscal 2013 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Other operating gains (losses), net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation, such gains and losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Loss from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss) and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended April 30, 2014 (3Q14)
Adjusted EBITDA	$13.3	$15.9	$0.5	$0.2	$-	$(3.3)
Subtract:
Depreciation and amortization	4.1	3.5	-	0.3	0.4	-
Income (loss) from operations	9.2	$12.4	$0.5	$(0.1)	$(0.4)	$(3.3)
Interest expense, net	(0.1)
Other income, net	0.1
Income before income taxes	9.2
Provision for income taxes	(3.6)
Net income	5.6
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$5.0

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended January 31, 2013 (2Q14)
Adjusted EBITDA	$11.3	$15.5	$0.4	$0.4	$(1.1)	$(3.9)
Subtract (Add):
Depreciation and amortization	4.1	3.4	-	0.2	0.4	-
Other operating gain	(0.4)	(0.4)	-	-	-	-
Income (loss) from operations	7.6	$12.4	$0.4	$0.2	$(1.5)	$(3.9)
Interest income, net	0.1
Other expense, net	(3.1)
Income before income taxes	4.6
Provision for income taxes	(1.6)
Net income	3.0
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$2.5

IDT Corporation
Reconciliation of Adjusted EBITDA to Net Income
(unaudited)
in millions
Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended April 30, 2013 (3Q13)
Adjusted EBITDA	$10.1	$13.3	$0.3	$0.3	$(0.5)	$(3.4)
Subtract (Add):
Depreciation and amortization	4.0	3.3	-	0.2	0.5	-
Other operating gains	(9.6)	(9.6)	-	-	-	-
Income (loss) from operations	15.7	$19.6	$0.3	$0.1	$(0.9)	$(3.4)
Interest expense, net	(0.4)
Other income, net	2.4
Income from continuing operations before income taxes	17.7
Provision for income taxes	(7.6)
Income from continuing operations	10.1
Loss from discontinued operations, net of tax	(1.0)
Net income	9.1
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$8.7

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Nine Months Ended April 30, 2014
Adjusted EBITDA	$34.9	$46.2	$1.4	$0.9	$(1.9)	$(11.7)
Subtract (Add):
Depreciation and amortization	12.1	10.2	-	0.7	1.2	-
Other operating gain	(1.2)	(0.7)	-	-	(0.6)	0.1
Income (loss) from operations	24.0	$36.7	$1.4	$0.2	$(2.5)	$(11.8)
Other expense, net	(3.5)
Income before income taxes	20.5
Provision for income taxes	(7.9)
Net income	12.6
Net income attributable to noncontrolling interests	(1.5)
Net income attributable to IDT Corporation	$11.1

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Nine Months Ended April 30, 2013
Adjusted EBITDA	$29.7	$38.3	$1.4	$0.8	$(0.2)	$(10.5)
Subtract (Add):
Depreciation and amortization	11.0	9.1	-	0.6	1.3	0.1
Other operating gains, net	(9.3)	(9.3)	-	-	-	-
Income (loss) from operations	28.0	$38.5	$1.4	$0.2	$(1.5)	$(10.6)
Interest expense, net	(0.8)
Other income, net	5.1
Income from continuing operations before income taxes	32.4
Provision for income taxes	(12.8)
Income from continuing operations	19.6
Loss from discontinued operations, net of tax	(2.8)
Net income	16.8
Net income attributable to noncontrolling interests	(1.5)
Net income attributable to IDT Corporation	$15.3

IDT Corporation
Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS
(unaudited)
in millions, except per share data
Figures may not foot due to rounding to millions.

	3Q14	2Q14	3Q13	Nine Months Ended April 30, 2014	Nine Months Ended April 30, 2013

Net income	$5.6	$3.0	$9.1	$12.6	$16.8
Adjustments (add) subtract:
Stock-based compensation	(0.8)	(1.6)	(1.5)	(4.9)	(4.3)
Depreciation and amortization	(4.2)	(4.1)	(4.0)	(12.1)	(11.0)
Other operating gains, net	-	0.4	9.6	1.2	9.3
Loss from discontinued operations	-	-	(1.0)	-	(2.8)
Total adjustments	(5.0)	(5.3)	3.1	(15.8)	(8.8)
Income tax effect of total adjustments	2.0	1.9	(1.3)	6.0	3.4
	(3.0)	(3.4)	1.8	(9.8)	(5.4)
Non-GAAP net income	$8.6	$6.4	$7.3	$22.4	$22.2

Earnings per share:
Basic	$0.22	$0.12	$0.42	$0.51	$0.73
Total adjustments	0.16	0.18	(0.07)	0.52	0.33
Non-GAAP EPS - basic	$0.38	$0.30	$0.35	$1.03	$1.06

Weighted-average number of shares used in calculation of basic earnings per share	22.7	21.6	20.9	21.8	20.8

Diluted	$0.22	$0.11	$0.39	$0.48	$0.69
Total adjustments	0.15	0.17	(0.06)	0.50	0.31
Non-GAAP EPS - diluted	$0.37	$0.28	$0.33	$0.98	$1.00

Weighted-average number of shares used in calculation of diluted earnings per share	23.0	22.7	22.4	22.9	22.2